                                                                     EXHIBIT 5.1


                        [Letterhead of King & Spalding]


                               September 17, 1997



Synthetic Industries, Inc.
309 LaFayette Road
Chickamauga, Georgia 30707


Dear Sirs:

        We have acted as counsel to Synthetic Industries, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the distribution of up to an aggregate of 5,781,250 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of the Company. The Shares are being distributed by Synthetic Industries, L.P., a Delaware limited partnership (the "Partnership"), to certain limited partners of the Partnership in connection with the Agreement and Plan of Dissolution and Withdrawal of the Partnership.

        As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

        Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion the Shares to be distributed by the Partnership are validly issued, fully paid and non-assessable.

        We express no opinion other than as to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the joint proxy statement and prospectus included in therein.


                                           Very truly yours,


                                           /s/ KING & SPALDING
                                           -------------------
                                               King & Spalding